Exhibit 8.2

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December 17, 2009 Board of Directors Quest Resource Corporation Suite 2750 210 Park Avenue Oklahoma City, OK 73102
Ladies and Gentlemen:
We are acting as counsel to Quest Resource Corporation, a Nevada corporation (“QRC”), in connection with the proposed merger, pursuant to the Agreement and Plan of Merger dated as of July 2, 2009 and amended as of October 2, 2009 (the “Agreement”), by and among QRC, New Quest Holdings Corp., a Delaware corporation (“Holdco”), Quest Midstream Partners, L.P., a Delaware limited partnership (“QMLP”), Quest Energy Partners, L.P., a Delaware limited partnership (“QELP”), Quest Midstream GP, LLC, a Delaware limited liability company (“QMGP”), Quest Energy GP, LLC, a Delaware limited liability company (“QEGP”), Quest Resource Acquisition Corp., a Delaware corporation that is a wholly-owned direct subsidiary of Holdco (“QRC Merger Sub”), Quest Energy Acquisition, LLC, a Delaware limited liability company that is a wholly-owned direct subsidiary of Holdco (“QELP Merger Sub”), Quest Midstream Holdings Corp., a Delaware corporation that is a wholly-owned direct subsidiary of Holdco (“QMHC”), and Quest Midstream Acquisition, LLC, a Delaware limited liability company that is a wholly-owned direct subsidiary of QMHC (“QMLP Merger Sub”) that provides for the merger of QRC Merger Sub into QRC (the “QRC Merger”). As a consequence of the Merger, QRC will become a wholly-owned subsidiary of Holdco, and the existing shareholders of QRC (other than those who dissent and exercise their statutory appraisal rights) will receive one share of common stock of Holdco for each share of QRC common stock they own. Capitalized terms not defined herein have the meanings specified in the Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement on Form S-4, which includes the joint proxy statement/prospectus, filed by QRC with the Securities and Exchange Commission

Board of Directors
December 17, 2009

(the “SEC”) on the date hereof (the “Registration Statement”), and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement.
     For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed photostatic or electronic copies, and the authenticity of the originals of such latter documents.
     In rendering our opinion, we have relied upon statements and representations of officers and other representatives of QRC and Holdco, including the representations and warranties of QRC and Holdco contained in the Agreement, and we have assumed that such statements, representations and warranties are and will continue to be correct without regard to any qualification as to knowledge or belief.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.
     We hereby confirm that, subject to the assumptions set forth herein and the assumptions and qualifications set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” constitutes our opinion insofar as it sets forth United States federal income tax consequences to United States holders (as defined in the Registration Statement) of QRC common stock of the receipt by them of shares of Holdco common stock in exchange for their shares of QRC common stock pursuant to the Merger.
     Specifically, based on and as set forth in the foregoing, we are of the opinion that, under current law:
     1. The QRC Merger will be a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code; and
     2. No gain or loss will be recognized by a holder of QRC Common Stock upon the transfer of QRC Common Stock to Holdco solely in exchange for Holdco Common Stock pursuant to the QRC Merger.

Board of Directors
December 17, 2009

     Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “Material U.S. Federal Income Tax Consequences of the Merger,” and “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ STINSON MORRISON HECKER llp